Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Kate Patterson Websense, Inc. (858) 320-8072 kpatterson@websense.com	Matthew Mors Websense, Inc. mmors@websense.com

NEWS RELEASE

Websense Closes 2010 with Record Revenue and Momentum in Sales of

TRITON-based Web and Data Security Solutions to Enterprise Customers

•	Revenue, billings, net income and operating cash flow within guidance ranges for quarter and year
•	Record year-end deferred revenue of $394 million
•	2011 outlook anticipates growth in billings, revenue and net income
•	Quarterly share repurchases under Rule 10b5-1 buyback plan increased to $25 million

SAN DIEGO, February 1, 2011 — Websense, Inc. (NASDAQ: WBSN) today announced financial results for the fourth quarter and fiscal year 2010. Commenting on the company’s market position and outlook, Websense CEO Gene Hodges said,

“We began to gain traction in 2010 with our new generation of TRITON™-based Web and data security solutions. After a period of investment and transformation, our sales productivity began to improve in the fourth quarter, and we enter 2011 with a strong team capable of generating continued top-line growth.”

“Our multi-year investment in new product innovation is fundamental to our future, and is paying dividends. Incremental end-user billings increased 14.9 percent in 2010, and the momentum and mix of our business have shifted to our TRITON-based Web Security Gateway family. We successfully closed multiple seven-figure transactions in the fourth quarter, further substantiating the positive market response for our most advanced technologies,” Hodges added.

Commenting on the company’s financial performance, Websense CFO Art Locke said, “Our continued financial discipline has allowed us to support our investments in our global operations and product innovation, and still generate strong operating cash flow and increased net income. We also reduced our share count through increased share repurchases, reduced our total indebtedness, and implemented a new credit facility with more favorable terms and increased operating flexibility. Our confidence in our long-term business model supports our decision to increase our planned share repurchases to $100 million in 2011.”

Fourth Quarter 2010 GAAP Financial Highlights

•	Revenue of $86.4 million, up 8.4 percent from the fourth quarter of 2009.

•	Operating income of $7.7 million, compared with a loss of $1.4 million, in the fourth quarter of 2009.

•	Net income of $8.9 million, or 21 cents per diluted share, compared with a net loss of $11.0 million, or 25 cents per diluted share, in the fourth quarter of 2009.

•	Weighted average diluted shares outstanding of 42.2 million, compared with 43.7 million in the fourth quarter of 2009.

•	Share repurchases of approximately 1.2 million shares of its common stock for approximately $25 million.

•	Cash flow from operations of $14.0 million, compared with $29.0 million in the fourth quarter of 2009.

•	Quarter-end accounts receivable of $82.2 million, compared with $53.5 million at the end of the third quarter of 2010 and $82.5 million at the end of the fourth quarter of 2009.

•	Days billings outstanding of 67 days, an increase of 5 days from the end of the third quarter of 2010 and the fourth quarter of 2009.

•

Deferred revenue of $394.3 million, up 3.7 percent compared with the end of 2009. Current deferred revenue of $251.9 million, an increase of 5.4 percent compared with the end of 2009. Long term deferred revenue of $142.4 million, an increase of 0.9 percent compared with the end of 2009.

Fourth Quarter 2010 Non-GAAP(1) Financial Highlights

•

Net billings of $111.2 million, down 6.0 percent compared with the fourth quarter of 2009. Changes in currency exchange rates, compared with exchange rates prevailing in the fourth quarter of 2009, reduced net billings in the quarter by approximately $2.5 million. OEM billings in the fourth quarter declined $3.3 million compared with the fourth quarter of 2009.

•

Non-GAAP revenue of $86.6 million, compared to $82.5 million in 2009, including approximately $0.2 million and $2.8 million of revenue, respectively, from SurfControl that would have been recognized during these periods had SurfControl remained an independent operating company reporting under GAAP.(2)

•	Non-GAAP operating income of $19.5 million, an increase of 11.4 percent compared with the fourth quarter of 2009.

•	Non-GAAP net income of $13.3 million, or 32 cents per diluted share, an increase of 17.6 percent compared in the fourth quarter of 2009.

Quarterly Billings Metrics

Millions, except contract value and duration	Q4’10 Reported	Q4’09 Reported	Y/Y Change
Total net billings:	$111.2	$118.3	-6.0%
Net billings to end-user customers	$109.5	$113.2	-3.3%
Incremental end-user net billings(3)	$32.6	$31.1	4.8%
Net end-user billings from renewals	$76.8	$82.1	-6.5%
OEM billings	$1.8	$5.1	-64.7%
International net billings to end-user customers	$58.0	$60.8	-4.6%
Average annualized contract value	$11,200	$9,800	14.3%
Average contract duration (months)	24.6	24.2	1.7%
Exchange rates used in FX-neutral calculations
Euro	$1.33	$1.49	-10.7%
Pound Sterling	$1.57	$1.64	-4.3%

(1)

A detailed description of the company’s non-GAAP financial measures appears under “Non-GAAP Financial Measures” and a full reconciliation of GAAP to non-GAAP results is included at the end of this news release in the tables “Reconciliation of GAAP to Non-GAAP Financial Measures.”

(2)

This subscription revenue was included in SurfControl’s deferred revenue as of the date of the acquisition, but was not recognized as revenue on a post-acquisition basis under GAAP due to a required write-down of SurfControl’s deferred revenue to fair value as of the acquisition date.

(3)

Incremental billings include upgrades to new products by existing/renewing customers (i.e., data security, Hosted, and the incremental portion of Web security gateway family migrations) and new customer product purchases.

Fiscal Year 2010 GAAP Financial Highlights

•	Revenue of $332.8 million, an increase of 6.1 percent from 2009.

•	Operating income of $30.8 million, compared with operating income of $3.1 million in 2009.

•	Net income of $18.7 million, or 43 cents per diluted share, compared with a net loss of $10.7 million, or 24 cents per diluted share, in 2009.

•	Cash flow from operations of $90.1 million, down 2.9 percent compared with 2009.

•	Weighted average diluted shares outstanding of 43.3 million, a decrease of approximately 0.9 million shares compared with 2009.

•	Share repurchases of about 4.1 million shares of its common stock for approximately $85 million.

Fiscal Year 2010 Non-GAAP(1) Financial Highlights

•

Net billings of $347.0 million, a decrease of 1.4 percent compared with 2009. Differences in currency exchange rates, compared with exchange rates prevailing in 2009, reduced net billings for the year by approximately $2.5 million. OEM billings declined $7.1 million from 2009.

•

Non-GAAP revenue of $337.0 million, up 1.8 percent compared with $330.9 million in 2009. Non-GAAP revenue included approximately $4.3 million and $17.2 million of revenue, respectively, from SurfControl that would have been recognized during these periods had SurfControl remained an independent operating company reporting under GAAP.(2)

•	Non-GAAP operating income of $83.6 million, a decrease of 1.4% from 2009.

•	Non-GAAP net income of $54.5 million, an increase of 2.5 percent from 2009.

•	Non-GAAP earnings per diluted share of $1.26, up 5.9% from 2009.

Annual Billings Metrics

Millions, except contract value and duration	FY2010 Reported	FY2009 Reported	Y/Y Change
Total net billings:	$347.0	$352.0	-1.4%
Net billings to end-user customers	$336.2	$334.2	0.6%
Incremental end-user net billings(3)	$97.7	$85.0	14.9%
Net end-user billings from renewals	$238.5	$249.2	-4.3%
OEM billings	$10.7	$17.8	-39.9%
International net billings to end-user customers	$172.9	$173.0	-0.1%
Average annualized contract value	$9,100	$8,000	13.8%

(1)

A detailed description of the company’s non-GAAP financial measures appears under “Non-GAAP Financial Measures” and a full reconciliation of GAAP to non-GAAP results is included at the end of this news release in the tables “Reconciliation of GAAP to Non-GAAP Financial Measures.”

(2)

This subscription revenue was included in SurfControl’s deferred revenue as of the date of the acquisition, but was not recognized as revenue on a post-acquisition basis under GAAP due to a required write-down of SurfControl’s deferred revenue to fair value as of the acquisition date.

(3)

Incremental billings include upgrades to new products by existing/renewing customers (i.e., data security, Hosted, and the incremental portion of Web security gateway family migrations) and new customer product purchases.

Share Repurchases Under 10b5-1 Plan Increased

Reflecting confidence in the company’s 2011 outlook, as well as increased operating flexibility under the company’s new credit facility, the Board of Directors increased the value of the shares to be repurchased under the company’s existing Rule 10b5-1 Plan to $25 million per quarter, or $100 million for the year. Rule 10b5-1 permits the company to repurchase shares when it might otherwise be precluded from doing so under insider trading laws, allowing the company to make regular purchases throughout the quarter.

Restatement of Previously Issued Consolidated Financial Statements for 2007 Tax Event

Websense filed a Form 8-K with the SEC this afternoon announcing a restatement of its 2007 financial statements relating to an error in the calculation of its deferred tax assets dating back to 2003. The error resulted in the company reporting overstated deferred tax assets of approximately $5.8 million in its financial statements for fiscal years 2003 through 2008. In 2009, the company reclassified the amount from deferred tax assets to income tax receivable because of a belief at the time that the amount was related to monthly-to-daily revenue adjustments for fiscal years 2006 through 2008 and would be recoverable by amending the company’s tax returns for those years. The company subsequently discovered the amount was instead related to an error in the calculation of the deferred tax assets when it changed its tax method of accounting for deferred revenue in 2003. The statute of limitations allowing the company to amend its 2003 tax return to correct the error and to claim a refund for the 2003 tax year expired in September 2007, thus there is substantial uncertainty as to whether the company will be able to realize the amount. As a result of this uncertainty, the company’s 2007 financial statements should have reflected a write-off of the $5.8 million deferred tax asset. The financial statements included in this press release reflect the correction, and the error will be corrected in the company’s Form 10-K for the 2010 fiscal year that the company plans to file with the SEC on or about February 10, 2011. The correction will also include related adjustments to reflect the write-off on the deferred income taxes, income taxes receivable and retained earnings balances in the Company’s consolidated balance sheets and consolidated statements of stockholders’ equity for the years ended December 31, 2008 and 2009.

Retirement of Doug Wride, Chief Operating Officer

The company announced today that Doug Wride, who has served as an executive officer of the company since 1999, including as the company’s chief operating officer since January 2009, will retire effective February 15, 2011. Wride joined Websense in 1999 as chief financial officer and has served in various capacities, including president and chief financial officer, in addition to chief operating officer. During Wride’s tenure, Websense completed its initial public offering and grew annual revenue from less than $10 million to more than $300 million. After the acquisition of SurfControl in 2007, Wride led the integration of the two companies, eliminating more than $60 million in annual operating costs from the combined entity. Most recently, Wride focused on further developing the company’s solution provider relationships and distribution channels, including the company’s Enterprise Alliance Partner initiative.

Future Outlook

Websense provides annual guidance on anticipated financial performance for the year based on an assessment of the current business environment, historical seasonal business trends, and prevailing exchange rates between the U.S. dollar and other major currencies. In providing guidance, the company emphasizes that all forward-looking statements are based on current expectations, including average contract duration between 22 and 24 months, and currency exchange rates of $1.36 for the Euro and $1.58 for the Pound Sterling, and disclaims any obligation to update the statements as circumstances change. The company updates its annual outlook quarterly with its release of interim results.

2011 Outlook (as of 02/01/11)
Net billings	$357 – $374 million
Net billings to end-user customers	$351 – $368 million
OEM billings	Approximately $6 million
GAAP revenue	$358 – $368 million
Non-GAAP gross margin	Approximately 84%
Non-GAAP operating expenses	Increase 8-9% y/y
Non-GAAP earnings per diluted share	$1.50 – $1.60
Estimated non-GAAP tax rate	Approximately 20%
Average diluted shares outstanding	Approximately 40 million
Cash flow from operations	$80 – $90 million
Capital expenditures	Approximately $10 million

Management further expects:

•	Sequential growth in billings trends to follow historical seasonal patterns for the year.

•

First quarter billings to be approximately flat compared with the first quarter of 2010, and trend higher in subsequent quarters as sales productivity improves and TRITON-based Web, email, and data products continue to gain momentum.

•	Growth in cash flow from operations to reach the mid-teens in 2012, compared with expected operating cash flow of between $80 and $90 million in 2011.

The Company’s future outlook reflects the following changes in policy, effective January 1, 2011:

•	Adoption of ASU 2009-13, Revenue Arrangements with Multiple Deliverables and ASU 2009-14, Certain Revenue Arrangements that Contain Software Elements

Websense is required to implement new revenue recognition rules under which revenue for sales of appliances and the related costs will be recognized when sold and all other revenue recognition criteria are met. In general, this means Websense will no longer amortize the revenue and costs for appliance sales booked in 2011 over the software subscription period. Adoption of the new rules will not change recognition of subscription software revenue or how billings are reported. The adoption of these rules, compared with our previous method of ratable appliance recognition, could increase the variability in revenue and net income in any given quarter. The range of expected annual appliance billings provided for 2011 reflects this variability between quarterly reporting periods.

The new rules are not being adopted retroactively and approximately $20 million in deferred revenue and approximately $9 million in deferred costs as of December 31, 2010 associated with past appliance sales will be recognized ratably over the remaining subscription terms. For 2011, revenue and non-GAAP net income guidance includes approximately $11.4 million in revenue and $5.1 million in costs associated with past appliance sales, as well as revenue and costs associated with 2011 appliance billings. The Company expects to recognize $3.5 million of past appliance subscription revenue in the first quarter, declining to $2.1 million in the fourth quarter. 2011 guidance assumes that billings for appliances will total 6 to 7 percent of total 2011 net billings and will be recognized as revenue immediately. Based on the total net billings guidance range and recognition of $11.4 million in appliance revenue from current deferred revenue, appliances are expected to account for between 9 and 10 percent of total revenue. Accelerated recognition of appliance revenue is expected to positively impact non-GAAP earnings per fully diluted share by approximately 14 cents in 2011.

•	International Distribution Restructuring

Effective in 2011, the company has restructured its international distribution operations, which will reduce the complexity and compliance risks associated with its global distribution activities. The new structure also is expected to reduce the company’s long-term non-GAAP effective tax rate by approximately six percentage points. The new long-term effective rate will be applied to non-GAAP income before tax beginning with the first quarter of 2011 and is expected to increase the company’s non-GAAP earnings per fully diluted share by approximately 12 cents in 2011.

•	Change in Policy Used to Determine Non-GAAP Effective Tax Rate

Beginning with the first quarter of 2011, the company’s non-GAAP tax rate will reflect estimated tax benefits from the company’s equity-based compensation plan and other tax deductible amortization. These benefits are fully reflected in the calculation of the GAAP tax provision and have the effect of reducing the company’s cash tax obligations. By including these tax benefits in the non-GAAP effective tax rate, the company’s non-GAAP tax provision will more closely reflect the company’s cash tax obligations over time. The company will continue to exclude share-based compensation expense and amortization from its operating expenses when reporting its non-GAAP net income and non-GAAP earnings per fully diluted shares.

The company estimates this policy change will reduce its 2011 non-GAAP effective tax rate by about six percentage points compared with 2010. This policy change is also expected to increase the company’s non-GAAP earnings per fully diluted share by approximately 11 cents in 2011.

Conference Call Details

Management will host a conference call and simultaneous webcast to discuss the financial results and outlook today, February 1, at 2 p.m. Pacific Standard Time. To participate in the conference call, investors should dial 866-757-5630 (domestic) or 707-287-9356 (international) 10 minutes prior to the scheduled start of the call. A simultaneous audio-only webcast of the call may be accessed on the Internet at www.websense.com/investors. An archive of the webcast will be available on the company’s website through March 31, 2011, and a recorded replay of the call will be available for one week at 800-642-1687 or 706-645-9291, pass code 35027915.

Non-GAAP Financial Measures

This news release provides financial measures for the fourth quarter and fiscal years 2010 and 2009, including measures for revenue, income from operations, net income, and earnings per diluted share, that include revenue from SurfControl that would have been recognized during the respective periods of 2010 and 2009 under subscriptions that were included in deferred revenue as of the date of the acquisition but will not be recognized as revenue on a post-acquisition basis under GAAP due to the impact of the write-down of SurfControl’s deferred revenue to fair value as of the acquisition date. In addition, non-GAAP operating results for the respective periods of both years exclude certain cash and non-cash expenses relating to the company’s acquisitions, primarily including amortization of intangible assets and deferred financing fees, as well as share-based compensation expense and related tax effects for the fiscal years 2009 and 2010. As described below, guidance for future periods excludes the related tax effects as the company implements the change in policy used to determine the non-GAAP effective tax rates. Based on the foregoing, the company’s presentation of non-GAAP revenue, income from operations, net income, and earnings per diluted share are not calculated in accordance with GAAP. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance that enhances management’s and investors’ ability to evaluate the company’s operating results, trends, and prospects and to compare current operating results with historic operating results. A reconciliation of the GAAP and non-GAAP financial measures for the current and prior year quarters and year-to-date periods and a more detailed explanation of each non-GAAP financial measure and its uses are provided at the end of this news release.

This news release also provides non-GAAP guidance for the fiscal years 2011 and future periods, including guidance for gross margin, operating expenses, earnings per diluted share and effective tax rate that are based on non-GAAP operating expenses that are calculated in the same manner used to calculate historical non-GAAP operating expenses as described above, except that the company has implemented a change for 2011 in the policy used to determine its non-GAAP effective tax rate to better reflect the current tax code by giving effect to the tax benefits the company receives from equity-based compensation programs and the amortization of certain other items.

This news release also includes financial measures for net billings for the fourth quarter and fiscal years 2010 and 2009, net billings outlook for 2011 and 2012, and other billings-related measures that are not numerical measures that can be calculated in accordance with GAAP. Websense provides these measurements in reporting financial performance because these measurements provide a consistent basis for understanding the company’s sales activities in the current period. The company believes these measurements are useful to investors because the GAAP measurements of revenue and deferred revenue in the current period include subscription contracts commenced in prior periods. The rollforwards of deferred revenue (which includes net billings and revenue) for the fourth quarter of 2010 are set forth at the end of this news release.

About Websense, Inc.

Websense, Inc. (NASDAQ: WBSN), a global leader in unified Web security, email security, and data loss prevention (DLP) solutions, delivers the best content security for modern threats at the lowest total cost of ownership to tens of thousands of enterprise, mid-market and small organizations around the world. Distributed through a global network of channel partners and delivered as software, appliance and Security-as-a-Service (SaaS), Websense content security solutions help organizations leverage Web 2.0 and cloud communication, collaboration, and social media while protecting from advanced persistent threats, preventing the loss of confidential information and enforcing Internet use and security policies. Websense is headquartered in San Diego, California with offices around the world. For more information, visit http://www.websense.com.

Follow Websense on Twitter: www.twitter.com/websense

Join the discussion on Facebook: www.facebook.com/websense

# # #

This news release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Websense’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including financial estimates, the statements of Gene Hodges and Art Locke, statements about our sales execution and competitive position, billings, revenue and growth trends, and statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates” and similar words. The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, risks associated with launching new product offerings, customer acceptance of the company’s services, products and fee structures in a changing market; the success of Websense’s brand development efforts; the volatile and competitive nature of the Internet and security industries; changes in domestic and international market conditions, risks relating to currency exchange rates and impacts of macro-economic conditions on our customers, risks relating to the required use of cash for debt servicing, the risks of ongoing compliance with the covenants in the company’s credit facility, risks related to changes in accounting interpretations and the other risks and uncertainties described in Websense’s public filings with the Securities and Exchange Commission, available at www.websense.com/investors. Websense assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

Websense, Inc.

Consolidated Statements of Operations

(Unaudited and in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009
Revenues	$86,374	$79,709	$332,762	$313,713
Cost of revenues (1)	14,417	13,406	53,090	50,806

Gross profit	71,957	66,303	279,672	262,907
Operating expenses (1):
Selling and marketing	41,624	44,837	157,758	166,910
Research and development	13,368	13,496	54,325	52,643
General and administrative	9,300	9,401	36,779	40,295

Total operating expenses	64,292	67,734	248,862	259,848

Income from operations	7,665	(1,431)	30,810	3,059
Interest expense	(881)	(1,425)	(3,715)	(7,084)
Other income (expense), net	115	(228)	(834)	384

Income (loss) before income taxes	6,899	(3,084)	26,261	(3,641)
(Benefit) provision for income taxes	(2,017)	7,936	7,609	7,056

Net income (loss)	$8,916	$(11,020)	$18,652	$(10,697)

Basic net income (loss) per share	$0.22	$(0.25)	$0.44	$(0.24)

Diluted net income (loss) per share	$0.21	$(0.25)	$0.43	$(0.24)

Weighted average shares—basic	41,387	43,720	42,313	44,262

Weighted average shares—diluted	42,172	43,720	43,342	44,262

Financial Data:
Total deferred revenue	$394,304	$380,112	$394,304	$380,112

(1) Includes share-based compensation as follows:

Cost of revenues	$281	$368	$1,270	$1,381
Selling and marketing	1,711	2,032	7,160	7,964
Research and development	1,150	1,402	5,285	5,206
General and administrative	1,928	2,551	8,850	10,214

Websense, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands)

	December 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$77,390	$82,862
Cash and cash equivalents—restricted	256	267
Accounts receivable, net	82,182	82,529
Income tax receivable/prepaid income tax	2,760	7,589
Current portion of deferred income taxes	36,191	35,269
Other current assets	14,708	11,461

Total current assets	213,487	219,977
Cash and cash equivalents—restricted, less current portion	434	167
Property and equipment, net	16,944	16,494
Intangible assets, net	41,078	67,563
Goodwill	372,445	372,445
Deferred income taxes, less current portion	6,352	11,106
Deposits and other assets	11,203	8,094

Total assets	$661,943	$695,846

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$6,858	$5,135
Accrued compensation and related benefits	22,168	21,953
Other accrued expenses	18,704	19,965
Current portion of income taxes payable	549	1,938
Current portion of secured loan	—	12,429
Current portion of deferred tax liability	367	4,572
Current portion of deferred revenue	251,890	239,010

Total current liabilities	300,536	305,002
Other long term liabilities	2,388	1,298
Income taxes payable, less current portion	16,065	15,988
Secured loan, less current portion	67,000	74,571
Deferred tax liability, less current portion	1,877	970
Deferred revenue, less current portion	142,414	141,102

Total liabilities	530,280	538,931
Stockholders' equity:
Common stock	548	529
Additional paid-in capital	373,229	330,451
Treasury stock, at cost	(282,570)	(194,672)
Retained earnings	41,253	22,601
Accumulated other comprehensive loss	(797)	(1,994)

Total stockholders' equity	131,663	156,915

Total liabilities and stockholders' equity	$661,943	$695,846

Websense, Inc.

Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	Years Ended December 31,
	2010	2009
Operating activities:
Net income (loss)	$18,652	$(10,697)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	37,873	51,374
Share-based compensation	22,565	24,765
Deferred income taxes	(264)	(586)
Unrealized loss on foreign exchange	490	512
Excess tax benefit from share-based compensation	(1,552)	(208)
Changes in operating assets and liabilities:
Accounts receivable	1,712	(535)
Other assets	(5,121)	(10,256)
Accounts payable	2,346	2,659
Accrued compensation and related benefits	(274)	3,431
Other liabilities	(2,246)	(7,785)
Deferred revenue	14,191	38,329
Income taxes payable and receivable/prepaid	1,747	1,852

Net cash provided by operating activities	90,119	92,855

Investing activities:
Change in restricted cash and cash equivalents	(199)	2,347
Purchase of property and equipment	(9,259)	(12,167)
Purchase of intangible assets	—	(320)

Net cash used in investing activities	(9,458)	(10,140)

Financing activities:
Proceeds from secured loan	5,000	—
Principal payments on secured loan	(25,000)	(38,000)
Principal payments on capital lease obligation	(532)	—
Deferred financing fees under secured loan	(864)	—
Proceeds from exercise of stock options	15,992	2,433
Proceeds from issuance of common stock for employee stock purchase plan	5,991	5,432
Excess tax benefit from share-based compensation	1,552	208
Tax payments related to restricted stock unit issuances	(2,896)	(329)
Purchase of treasury stock	(84,854)	(34,158)

Net cash used in financing activities	(85,611)	(64,414)

Effect of exchange rate changes on cash and cash equivalents	(522)	465
(Decrease) increase in cash and cash equivalents	(5,472)	18,766
Cash and cash equivalents at beginning of year	82,862	64,096

Cash and cash equivalents at end of year	$77,390	$82,862

Income taxes paid, net of refunds	$6,792	$9,899

Websense, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited and in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009
GAAP Revenues	$86,374	$79,709	$332,762	$313,713
Deferred revenue related to SurfControl acquisition (1)	244	2,796	4,254	17,185

Non-GAAP Revenues	$86,618	$82,505	$337,016	$330,898

GAAP Gross profit	$71,957	$66,303	$279,672	$262,907
Deferred revenue related to SurfControl acquisition (1)	244	2,796	4,254	17,185
Amortization of acquired technology (3)	2,124	3,043	8,498	12,151
Restructuring and integration related items (4)	—	—	—	2
Severance charges from Q3 2009 reduction in force (5)	—	—	—	115
Share-based compensation (2)	281	368	1,270	1,381

Gross profit adjustment	2,649	6,207	14,022	30,834

Non-GAAP Gross profit	$74,606	$72,510	$293,694	$293,741

GAAP Operating expenses	$64,292	$67,734	$248,862	$259,848
Amortization of other intangible assets (3)	(4,380)	(6,590)	(17,522)	(26,363)
Restructuring and integration related items (4)	—	(144)	—	21
Severance charges from Q3 2009 reduction in force (5)	—	—	—	(1,202)
Share-based compensation (2)	(4,789)	(5,985)	(21,295)	(23,384)

Operating expense adjustment	(9,169)	(12,719)	(38,817)	(50,928)

Non-GAAP Operating expenses	$55,123	$55,015	$210,045	$208,920

GAAP Income (loss) from operations	$7,665	$(1,431)	$30,810	$3,059
Gross profit adjustment	2,649	6,207	14,022	30,834
Operating expense adjustment	9,169	12,719	38,817	50,928

Non-GAAP Income from operations	$19,483	$17,495	$83,649	$84,821

GAAP Net income (loss)	$8,916	$(11,020)	$18,652	$(10,697)
Gross profit adjustment	2,649	6,207	14,022	30,834
Operating expense adjustment	9,169	12,719	38,817	50,928
Amortization of deferred financing fees (6)	463	306	1,049	1,217
Income tax effect on the above items (7)	(7,911)	3,082	(18,039)	(19,125)

Non-GAAP Net income	$13,286	$11,294	$54,501	$53,157

GAAP Net income (loss) per share	$0.21	$(0.25)	$0.43	$(0.24)
Non-GAAP adjustments as described above per share, net of tax (1-7)	0.11	0.51	0.83	1.43

Non-GAAP Net income per share	$0.32	$0.26	$1.26	$1.19

GAAP Diluted common shares	42,172	43,720	43,342	44,262
Effect of dilutive securities (8)	—	553	—	416

Non-GAAP Diluted common shares	42,172	44,273	43,342	44,678

The non-GAAP financial measures included in the tables above are non-GAAP revenues, non-GAAP gross profit, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP net income, non-GAAP net income per share and non-GAAP diluted common shares, which adjust for the following items: acquisition related adjustments, share-based compensation expense, amortization of intangible assets and certain other items. We believe the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance for the reasons discussed below. Our management uses these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods. The annual operating plan approved by our Board of Directors is based upon non-GAAP financial measures and our management incentive plans also use non-GAAP financial measures as performance objectives. We believe that these non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods and to our peers and that investors benefit from an understanding of these non-financial measures.

(1)	Deferred revenue related to SurfControl. We completed our acquisition of SurfControl in October 2007. At the time of the acquisition, SurfControl had recorded deferred revenue related to subscriptions commenced in the past for which revenue would be recognized in future periods (during the term of the subscriptions) as revenue recognition criteria are satisfied. The purchase accounting rules required us to write down a significant portion of this deferred revenue to its then current fair value. Consequently, in post acquisition periods, we do not recognize the full amount of this deferred revenue. When measuring the performance of our business, however, we add back non-GAAP revenue associated with the SurfControl deferred revenue that would have been recognized during the relevant accounting period that was excluded as a result of these purchase accounting adjustments, as we believe this provides information about the impact on operations of the acquired business in a manner consistent with the revenue recognition for our pre-existing services. We further believe that the inclusion of non-GAAP revenue enables investors to better understand the impact of the acquisition on the baseline revenue of the combined company and provides useful information to investors on revenue trends impacting the combined business.

(2)	Share-based compensation. Consists of non-cash expenses for employee stock options, restricted stock units and our employee stock purchase plan determined in accordance with the fair value method of accounting for share-based compensation. When evaluating the performance of our business and developing short and long-term plans, we do not consider share-based compensation charges. Although share-based compensation is necessary to attract and retain quality employees, our consideration of share-based compensation places its primary emphasis on overall shareholder dilution rather than the accounting charges associated with such grants. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, we believe that the exclusion of share-based compensation allows for more accurate comparison of our financial results to previous periods. In addition, we believe it is useful to investors to understand the specific impact of the application of the fair value method of accounting for share-based compensation on our operating results.

(3)	Amortization of acquired technology and other intangible assets. When conducting internal development of intangible assets (including developed technology, customer relationships, trade-marks, etc.), GAAP accounting rules require that we expense the costs as incurred. In the case of acquired businesses, however, we are required to allocate a portion of the purchase price to the accounting value assigned to intangible assets acquired and amortize this amount over the estimated useful lives of the acquired intangibles. The acquired company, in most cases, has itself previously expensed the costs incurred to develop the acquired intangible assets, and the purchase price allocated to these assets is not necessarily reflective of the cost we would incur in developing the intangible asset. We eliminate these amortization charges from our non-GAAP operating results to provide better comparability of pre- and post-acquisition operating results and comparability to results of businesses utilizing internally developed intangible assets.

(4)	Restructuring and integration. We have engaged in various restructuring and integration activities in connection with our acquisitions that have resulted in costs associated with severance, benefits, excess facilities, integration, travel, retention bonuses and professional fees. Each restructuring and integration has been a discrete event based on a unique set of business objectives or circumstances, and each has differed from the others in terms of its operational implementation, business impact and scope. We do not engage in these activities in the ordinary course of our business. We believe that it is important to understand these charges; however, we do not believe that these charges are indicative of future operating results and that investors benefit from an understanding of our operating results without giving effect to them, including in comparison to operating results for periods where no restructuring and integration costs were incurred.

(5)	Severance charges from Q3 2009 reduction in force. We have excluded this non-recurring charge as it is not indicative of future operating results.

(6)	Amortization of deferred financing fees. This is a non-cash charge that is disregarded by the Company's management when evaluating our ongoing performance and/or predicting our earnings trends, and excluded by us when presenting our non-GAAP financial measures. Further, we believe it is useful to investors to understand the specific impact of this charge on our operating results.

(7)	Income tax effect on the above items. This amount adjusts the provision for income taxes using our non-GAAP tax rate to reflect the effect of the non-GAAP adjustments on non-GAAP net income. Commencing in 2011, the company will be implementing changes in how it calculates its non-GAAP effective tax rate as compared to 2010 and prior periods.

(8)	Effect of dilutive securities. The effect of dilutive securities was excluded from GAAP diluted common shares due to the reported net loss under GAAP, but are included for non-GAAP diluted common shares since we have non-GAAP net income.

Websense, Inc.

Rollforward of GAAP Deferred Revenue

(Unaudited and in thousands)

GAAP deferred revenue balance at September 30, 2010	$369,431
Net billings during fourth quarter 2010	111,247
Less GAAP revenue recognized during fourth quarter 2010	(86,374)

GAAP deferred revenue balance at December 31, 2010	$394,304

Websense, Inc.
Rollforward of Non-GAAP Deferred Revenue
(Unaudited and in thousands)

Non-GAAP deferred revenue balance at September 30, 2010	$370,522
Net billings during fourth quarter 2010	111,247
Less Non-GAAP revenue recognized during fourth quarter 2010	(86,618)
Less adjustment to remove remaining Non-GAAP deferred revenue related to SurfControl acquisition at December 31, 2010	(847)

Non-GAAP deferred revenue balance at December 31, 2010	$394,304